Exhibit 99.1
Sun Hydraulics Reports 2015 Third Quarter Results

SARASOTA, FL, November 2, 2015 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the third quarter of 2015 as follows:

	September 26, 2015	September 27, 2014	Increase/(Decrease)
Three Months Ended
Net sales	$48.0	$55.0	(13)%
Net income	$8.4	$9.9	(15)%
Net income per share:
Basic	$0.32	$0.37	(14)%
Diluted	$0.32	$0.37	(14)%
Nine Months Ended
Net sales	$156.4	$172.9	(10)%
Net income	$28.0	$33.4	(16)%
Net income per share:
Basic	$1.05	$1.27	(17)%
Diluted	$1.05	$1.27	(17)%

"Third quarter sales were weaker than expected,” stated Allen Carlson, President and CEO. “Demand is down in all geographic markets, and the depreciation of global currencies relative to the U.S. dollar continue to influence performance. Third quarter sales in the Americas were down 14%.  Asian demand decreased by 17%, driven primarily by the weakening of the South Korean economy. European sales were down 8%, with 5% related to currency.  As expected, the strong U.S. Dollar continued to negatively impact sales in Q3 by an estimated $1.8M and reduced EPS by $0.07 over last year."

“It is my sense that we are near the bottom of this difficult economic cycle,” commented Carlson. “Given where we believe we are in the business cycle, Sun’s focus is on investments to drive future growth. Our efforts are concentrated on:

•
Operational execution - We are cross training in production areas, evaluating manufacturing processes for additional improvements and consistently seeking out opportunities to further our automation efforts. This down cycle affords us the opportunity to implement process improvements.

•
Product Development - Sun is renowned for its broad scope of products which offer a variety of solutions to meet today’s most demanding hydraulic challenges. We continue to release innovative products, specifically in the electro-hydraulic market. The introduction of the new Digital Logic Valves (DLV) has our customers exploring where they can apply this product to solve problems that go beyond traditional cartridge valve applications.  The DLV’s combination of small size and weight, efficient power consumption and high speed opens doors to markets in agriculture, alternative energy, emergency response, standby systems - any application that demands low-power, portable, reliable fluid power control. The DLV is the kind of smart product innovation that creates powerful opportunities for both Sun and its customers.

•	Market Penetration - We are growing our worldwide marketing resources to reach more customers by adding field application engineers in all regions - the Americas, Europe and Asia.”

Concluding, Carlson remarked, “Market share gains are made in the beginning of the business cycle and to be prepared requires planning and investment at the bottom of the cycle. When the economy does recover, and it will, Sun will be positioned to respond to customer demand with the superior product and service performance that has become our hallmark.”

Outlook
Fourth quarter 2015 revenues are expected to be approximately $44 million, down 20% from the fourth quarter of 2014. Earnings per share are estimated to be $0.17 to $0.19 compared to $0.39 in the same period a year ago. This is a result of decreased demand, absorption of fixed costs and currency effects. Currency is responsible for $1.7M of the decline in revenues and approximately $0.06 of the decline in earnings per share in the Q4 estimates. While we expect today’s softened demand to continue into 2016, we foresee business conditions strengthening during the year. With the expectation that the down cycle will be short lived, it is imperative that we focus on investments for future growth.

Webcast
Sun Hydraulics Corporation will broadcast its 2015 third quarter financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, November 3, 2015. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A
If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-329-8893 and using 3024787 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.
FORWARD-LOOKING INFORMATION
Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 26, 2015, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended

December 27, 2014. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three months ended
	September 26, 2015	September 27, 2014
	(unaudited)	(unaudited)
Net sales	$48,036	$55,011
Cost of sales	29,536	32,720
Gross profit	18,500	22,291
Selling, engineering and administrative expenses	7,463	7,656
Operating income	11,037	14,635
Interest income, net	(361)	(331)
Foreign currency transaction gain, net	(140)	(226)
Miscellaneous (income) expense, net	(1,005)	191
Income before income taxes	12,543	15,001
Income tax provision	4,133	5,124
Net income	$8,410	$9,877
Basic net income per common share	$0.32	$0.37
Weighted average basic shares outstanding	26,695	26,455
Diluted net income per common share	$0.32	$0.37
Weighted average diluted shares outstanding	26,695	26,455
Dividends declared per share	$0.090	$1.090

	Nine months ended
	September 26, 2015	September 27, 2014
	(unaudited)	(unaudited)
Net sales	$156,438	$172,870
Cost of sales	95,140	100,756
Gross profit	61,298	72,114
Selling, engineering and administrative expenses	22,077	22,375
Operating income	39,221	49,739
Interest income, net	(1,021)	(926)
Foreign currency transaction gain, net	(839)	(256)
Miscellaneous (income) expense, net	(793)	548
Income before income taxes	41,874	50,373
Income tax provision	13,839	16,924
Net income	$28,035	$33,449
Basic net income per common share	$1.05	$1.27
Weighted average basic shares outstanding	26,662	26,425
Diluted net income per common share	$1.05	$1.27
Weighted average diluted shares outstanding	26,662	26,425
Dividends declared per share	$0.360	$1.360

SUN HYDRAULICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 26, 2015	December 27, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$76,615	$56,843
Restricted cash	298	319
Accounts receivable, net of allowance for doubtful accounts of $158 and $172	16,874	17,501
Inventories	11,757	14,098
Deferred income taxes	452	467
Short-term investments	45,596	43,353
Other current assets	3,014	2,966
Total current assets	154,606	135,547
Property, plant and equipment, net	75,187	77,716
Goodwill	4,934	5,141
Other assets	5,486	4,360
Total assets	$240,213	$222,764
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,029	$4,873
Accrued expenses and other liabilities	5,287	7,908
Income taxes payable	116	559
Dividends payable	2,403	2,392
Total current liabilities	12,835	15,732
Deferred income taxes	8,193	8,501
Other noncurrent liabilities	252	272
Total liabilities	21,280	24,505
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	—	—
Common stock, 50,000,000 shares authorized, par value $0.001, 26,701,871 and 26,572,774 shares outstanding	27	27
Capital in excess of par value	80,780	73,499
Retained earnings	147,246	128,818
Accumulated other comprehensive income (loss)	(9,120)	(4,085)
Total shareholders’ equity	218,933	198,259
Total liabilities and shareholders’ equity	$240,213	$222,764

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Nine months ended
	September 26, 2015	September 27, 2014
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$28,035	$33,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,054	6,428
(Gain)Loss on disposal of assets	(1,086)	155
Provision for deferred income taxes	100	53
Allowance for doubtful accounts	(14)	29
Stock-based compensation expense	2,975	2,744
(Increase) decrease in, net of assets acquired:
Accounts receivable	641	(2,850)
Inventories	2,341	204
Income taxes receivable	—	954
Other current assets	(48)	(1,185)
Other assets	435	146
Increase (decrease) in, net of liabilities assumed:
Accounts payable	156	1,289
Accrued expenses and other liabilities	914	2,949
Income taxes payable	(443)	2,329
Other noncurrent liabilities	(20)	3
Net cash provided by operating activities	41,040	46,697
Cash flows from investing activities:
Investment in licensed technology	(1,425)	—
Capital expenditures	(4,697)	(6,953)
Proceeds from dispositions of equipment	1,645	6
Purchases of short-term investments	(20,666)	(42,788)
Proceeds from sale of short-term investments	17,459	25,396
Net cash used in investing activities	(7,684)	(24,339)
Cash flows from financing activities:
Proceeds from stock issued	772	623
Dividends to shareholders	(9,596)	(9,509)
Change in restricted cash	21	(3)
Net cash used in financing activities	(8,803)	(8,889)
Effect of exchange rate changes on cash and cash equivalents	(4,781)	(2,286)
Net increase (decrease) in cash and cash equivalents	19,772	11,183
Cash and cash equivalents, beginning of period	56,843	54,912
Cash and cash equivalents, end of period	$76,615	$66,095
Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$14,575	$13,818
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$3,535	$3,226

Contact:
David Lamb
Investor Relations
941-362-1200
Tricia Fulton
Chief Financial Officer
941-362-1200